As filed with the Securities and Exchange Commission on January 10, 2017

Registration No. 333-215051

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOODRICH PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1311	76-0466193
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

801 Louisiana St., Suite 700

Houston, Texas 77002

(713) 780-9494

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael J. Killelea

Executive Vice President, General Counsel and Corporate Secretary

Goodrich Petroleum Corporation

801 Louisiana St., Suite 700

Houston, Texas 77002

(713) 780-9494

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Stephen M. Gill

Michael J. Blankenship

Vinson & Elkins L.L.P.

1001 Fannin St., Suite 2500

Houston, Texas 77002

(713) 758-4458

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On April 15, 2016 (the “Petition Date”), Goodrich Petroleum Corporation (the “Company”) and its subsidiary Goodrich Petroleum Company, L.L.C. (the “Subsidiary,” and together with the Company, the “Debtors”) filed voluntary petitions (the “Bankruptcy Petitions” and, the cases commenced thereby, the “Chapter 11 Cases”) seeking relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), to pursue a Chapter 11 plan of reorganization. The Company filed a motion with the Bankruptcy Court seeking joint administration of the Chapter 11 Cases under the caption In re Goodrich Petroleum Corporation, et al. (Case No. 16-31975). On August 12, 2016, the Debtors filed the proposed First Amended Joint Chapter 11 Plan of Reorganization (as amended, modified, or supplemented from time to time, the “Plan”).

On August 18, 2016, the Bankruptcy Court entered an order (i) conditionally approving the Debtors’ disclosure statement, (ii) approving solicitation and notice procedures for the Plan, (iii) approving the forms of ballots and notices in connection therewith, (iv) scheduling certain dates with respect thereto, and (v) granting related relief.

On September 28, 2016, the Bankruptcy Court entered the Findings of Fact, Conclusions of Law and Order Approving the Disclosure Statement and Confirming the Debtors’ First Amended Joint Chapter 11 Plan of Reorganization (the “Confirmation Order”), which approved and confirmed the Plan, as modified by the Confirmation Order. Copies of the Confirmation Order and the Plan were included as exhibits to the Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on October 3, 2016.

On October 12, 2016 (the “Effective Date”), the Company satisfied the conditions to effectiveness set forth in the Confirmation Order and in the Plan, the Plan became effective in accordance with its terms and the Debtors emerged from the Chapter 11 cases.

In connection with the Company’s emergence from bankruptcy and pursuant to the Plan, all existing shares of old common stock of the Company were cancelled, and the Company issued, among other securities, (i) 5,757,500 shares of the Company’s new common stock, par value $0.01 (“common stock”), pro rata, to the Company’s former second lien noteholders, (ii) 117,500 shares of common stock, pro rata, to the Company’s former unsecured noteholders and former holders of general unsecured claims, (iii) 1,250,000 warrants (the “UCC Warrants”), pro rata, to the Company’s former unsecured noteholders and holders of general unsecured claims and (iv) 2,499,999 warrants (the “warrants”), pro rata, to the purchasers of the Company’s 13.50% Convertible Senior Secured Second Lien Notes issued pursuant to the Plan (the “Convertible Second Lien Notes”).

The Confirmation Order and Plan provide for the exemption of the offer and sale of the shares of common stock of the Company and the warrants (including shares of common stock issuable upon the exercise thereof) from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 1145(a)(1) of the Bankruptcy Code. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under the Plan from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied.

On the Effective Date, the Company entered into a registration rights agreement (the “Franklin Registration Rights Agreement”) with Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts (“Franklin”), pursuant to which the Company agreed to file with the SEC within 60 days after the Effective Date a registration statement for a shelf registration for the offer and resale of all common stock and warrants held by Franklin, on a delayed or continuous basis.

On the Effective Date, the Company also entered into a registration rights agreement (the “Warrant Registration Rights Agreement”), pursuant to which the Company agreed to file with the SEC within 120 days following the Effective Date, a shelf registration statement for the offer and resale of the common stock and warrants held by certain holders that duly request inclusion in such registration statement within 45 days of the Effective Date. The holders have customary demand, underwritten offering and piggyback registration rights, subject to the limitations set forth in the Warrant Registration Rights Agreement. Under their underwritten offering registration rights, the holders may request to sell all or any portion of their warrants, including the shares of common stock issuable upon exercise of the warrants, in an underwritten offering that is registered, subject to certain restrictions. The Warrant Registration Rights Agreement contains other customary terms and conditions, including, without limitation, provisions with respect to blackout periods and indemnification.

The consolidated financial statements and related notes incorporated by reference herein do not give effect to the Plan, including the impact of the adoption of fresh-start accounting, which was adopted upon our emergence from bankruptcy. Such adjustments will be reflected beginning October 12, 2016 in our consolidated financial statements that will be included in our Annual Report on Form 10-K for the year ending December 31, 2016.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 10, 2017

PROSPECTUS

GOODRICH PETROLEUM CORPORATION

4,469,465 SHARES OF COMMON STOCK

This prospectus relates to the offer and sale by the selling security holders identified in this prospectus of up to 4,469,465 shares of our common stock issued to the selling security holders in connection with our emergence from bankruptcy on October 12, 2016. We are not selling any common stock and we will not receive any proceeds from the sale of the shares of common stock by the selling security holders. We have paid the fees and expenses incident to the registration of the shares of common stock for sale by the selling security holders.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling security holders will offer or sell any of the common stock. The selling security holders may sell the common stock covered by this prospectus in a number of different ways and at varying prices. For information on the possible methods of sale that may be used by the selling security holders, you should refer to the section entitled “Plan of Distribution” beginning on page 24 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is quoted on the OTCQX Market (“OTC Markets”) under the symbol “GDPP.” On January 9, 2017, the last reported sale price of our common stock was $13.25 per share, as reported on the OTC Markets.

Investing in our common stock involves a high degree of risk. Please see “Risk Factors” beginning on page 3 of this prospectus for a discussion of certain risks that you should consider in connection with an investment in the common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated                         , 2017

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the selling security holders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, references in this prospectus to “the Company,” “we,” “our,” and “us” refer to Goodrich Petroleum Corporation, a Delaware corporation, and its subsidiary, Goodrich Petroleum Company, L.L.C., a Louisiana limited liability company.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, is not complete, and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the documents incorporated by reference herein, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the information presented under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and the consolidated financial statements and the notes thereto before making an investment decision.

Overview

We are an independent oil and natural gas company engaged in the exploration, development and production of oil and natural gas properties primarily in (i) Southwest Mississippi and Southeast Louisiana, which includes the Tuscaloosa Marine Shale Trend (“TMS”), (ii) Northwest Louisiana and East Texas, which includes the Haynesville Shale Trend, and (iii) South Texas, which includes the Eagle Ford Shale Trend.

We seek to increase shareholder value by growing our oil and natural gas reserves, production revenues and operating cash flow. In our opinion, on a long term basis, growth in oil and natural gas reserves and production on a cost-effective basis are the most important indicators of performance success for an independent oil and natural gas company.

We strive to increase our oil and natural gas reserves, production and cash flow through exploration and development activities. We develop an annual capital expenditure budget which is reviewed and approved by our Board of Directors (the “Board”) on a quarterly basis and revised throughout the year as circumstances warrant. We take into consideration our projected operating cash flow, commodity prices for oil and natural gas and externally available sources of financing, such as bank debt, asset divestitures, issuance of debt and equity securities, and strategic joint ventures, when establishing our capital expenditure budget.

We place primary emphasis on our operating cash flow in managing our business. Management considers operating cash flow a more important indicator of our financial success than other traditional performance measures such as net income because operating cash flow considers only the cash expenses incurred during the period and excludes the non-cash impact of unrealized hedging gains (losses), non-cash general and administrative expenses and impairments.

Our revenues and operating cash flow depend on the successful development of our inventory of capital projects with available capital, the volume and timing of our production, as well as commodity prices for oil and natural gas. Such pricing factors are largely beyond our control; however, we have historically employed commodity hedging techniques in an attempt to minimize the volatility of short term commodity price fluctuations on our earnings and operating cash flow.

Corporate Information

Our common stock is quoted on the OTC Markets under the ticker symbol “GDPP.” Our principal executive offices are located at 801 Louisiana St., Suite 700 Houston, Texas 77002, and our telephone number is (713) 780-9494. Our website address is www.goodrichpetroleum.com. Neither our website nor any information contained on our website is part of this prospectus.

THE OFFERING

Issuer	Goodrich Petroleum Corporation, a Delaware corporation.

Shares of common stock offered by the selling security holders	4,469,465 shares of common stock held by the selling security holders.

Common stock outstanding(1)	9,108,826 shares of common stock as of January 9, 2017.

Selling security holders	Certain funds and accounts managed by Franklin Advisers, Inc., as investment manager, and AZL Pyramis Total Bond Fund. See “Selling Security Holders” for further discussion.

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling security holders in this offering. See “Use of Proceeds.”

Dividend policy	We do not anticipate that cash dividends or other distributions will be paid with respect to our common stock in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which we are, or may be, a party, may limit our ability to pay dividends or for us to receive dividends from our operating companies, any of which may negatively impact the trading price of our common stock. See discussion concerning dividends and restrictions in payment of dividends below under “Dividend Policy.”

Risk factors	Investing in our common stock involves risks. You should read carefully the “Risk Factors” section of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

OTC Markets ticker symbol	“GDPP”

(1)	Includes 544,839 shares of our common stock issued under the Goodrich Petroleum Corporation Management Incentive Plan (the “Management Incentive Plan”) that are currently restricted.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider each of the risk factors set forth in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q on file with the SEC, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our common stock could decline materially and you could lose all or part of your investment.

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

Risks Related to Our Common Stock and this Offering

The trading price of our common stock may decline, and you may not be able to resell shares of our common stock at prices equal to or greater than the price you paid or at all.

The trading price of our common stock may decline for many reasons, some of which are beyond our control. In the event of a drop in the market price of our common stock, you could lose a substantial part or all of your investment in our common stock.

Numerous factors, including those described or referred to in this “Risk Factors” section and in the other documents incorporated herein by reference as well as the following, among others, could affect our stock price:

•	our results of operations and financial condition;

•	the number of identified drilling locations and our reserves estimates;

•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues, capital expenditures, production, and unit costs;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in expectations as to our future results of operations and prospects, including financial estimates and projections by securities analysts and investors;

•	results of operations that vary from those expected by securities analysts and investors;

•	strategic actions by our competitors;

•	strategic decisions by us, our clients or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	changes in applicable laws and regulations;

•	changes in accounting principles;

•	announcements of claims against us by third parties;

•	future sales of our common stock by us, the selling security holders, significant stockholders or our directors or executive officers;

•	the realization of any risks described under this “Risk Factors” section or those incorporated by reference;

•	additions or departures of key management personnel;

•	changes in general market and economic conditions, including fluctuations in commodity prices;

•	volatile and unpredictable developments, including man-made, weather-related and other natural disasters, catastrophes or terrorist attacks in the geographic regions in which we operate; and

•	increased competition, or the performance, or the perceived or anticipated performance, of our competitors.

In addition, the stock market in general, including recently, has experienced significant volatility that often has been unrelated to the operating performance of companies whose shares are traded. These market fluctuations could adversely affect the trading price of our common stock, regardless of our actual operating performance. As a result, the trading price of our common stock may decline, and you may not be able to sell your shares at or above the price you paid to purchase them, or at all. Further, we could be the subject of securities class action litigation due to any such stock price volatility, which could divert management’s attention and adversely affect our results of operations.

There has been a limited trading market for our common stock.

There is a limited trading market for our common stock on the OTC Markets for the foreseeable future. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to enter into transactions by using common stock as consideration.

You may have difficulty trading and obtaining quotations for our common stock.

Our common stock is not actively traded, and the bid and asked prices for our common stock on the OTC Markets may fluctuate widely. As a result, you may find it difficult to dispose of, or to obtain accurate quotations of the price of, our common stock. This severely limits the liquidity of our common stock, and will likely reduce the market price of our common stock and hamper our ability to raise additional capital.

Future sales of our common stock could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

We may sell additional shares of common stock in subsequent public or private offerings. We may also issue additional shares of common stock or convertible securities. As of January 9, 2017, we had 9,108,826 outstanding shares of common stock, including 544,839 shares of our common stock issued under the Management Incentive Plan that are currently restricted, and also including 4,469,465 of the shares that the selling security holders are offering pursuant to this registration statement, which may be resold in the public market.

We cannot predict the size of future issuances of our common stock or securities convertible into common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.

Certain holders of our common stock may be restricted in their ability to transfer or sell their securities.

Our common stock issued under the Plan is exempt from registration under Section 1145(a)(1) and may be resold by the holders thereof without registration unless the holder is an “underwriter” with respect to such securities. Resales by persons who received our common stock pursuant to the Plan that are deemed to be “underwriters” as defined in Section 1145(b) would not be exempted by Section 1145 from registration under the

Securities Act, or other applicable law. Such persons would only be permitted to sell such securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act or another applicable exemption.

There is an increased potential for short sales of our common stock due to the sales of shares issued upon exercise of warrants, which could materially affect the market price of the stock.

Downward pressure on the market price of our common stock that likely will result from sales of our common stock issued in connection with the exercise of warrants could encourage short sales of our common stock by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Such sales of our common stock could have a tendency to depress the price of the stock, which could increase the potential for short sales.

Our common stock is an equity interest and therefore subordinated to our indebtedness.

In the event of our liquidation, dissolution or winding up, our common stock would rank below all secured debt claims against us. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon our liquidation, dissolution or winding up until after all of our obligations to our secured debt holders have been satisfied.

Because we currently have no plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We currently do not expect to pay any cash dividends on our common stock. Any future determination to pay cash dividends or other distributions on our common stock will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operation results, capital requirements, and contractual, regulatory and other restrictions, including restrictions contained in the senior secured credit facility or agreements governing any existing and future outstanding indebtedness we or our subsidiaries may incur, on the payment of dividends by us or by our subsidiaries to us, and other factors that our board of directors deems relevant. See “Dividend Policy.”

As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

Our ability to raise capital in the future may be limited, which could make us unable to fund our capital requirements.

Our business and operations may consume resources faster than we anticipate, or we may require additional funds to pursue acquisition or expansion opportunities. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new secured debt securities, the secured debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any additional debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders may experience dilution. Our board is authorized to issue preferred stock which could have rights and preferences senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock, diluting their interest or being subject to rights and preferences senior to their own.

If securities analysts do not publish research or reports about our business or if they downgrade or provide negative outlook on our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade or provide negative outlook on our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts cease coverage of our business or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our Second Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”) and our Second Amended and Restated Bylaws, as amended (our “Bylaws”), may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions provide for, among other things:

•	a classified board of directors with staggered three-year terms;

•	the ability of our board of directors to issue, and determine the rights, powers and preferences of, one or more series of preferred stock;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings; and

•	certain limitations on convening special stockholder meetings.

Further, as a Delaware corporation, we are also subject to provisions of Delaware law, which may impair a takeover attempt that our stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our Company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

See “Description of Capital Stock.”

The ownership position of Franklin limits other stockholders’ ability to influence corporate matters and could affect the price of our common stock.

As of January 9, 2017, Franklin, on behalf of certain of its clients, had sole voting power and sole dispositive power over approximately 49% of our outstanding common stock (the “Franklin Stock”). As a result, it, or any entity to which Franklin sells the Franklin Stock, may be able to exercise significant control over matters requiring stockholder approval. Further, because of its large ownership position, if Franklin sells the Franklin Stock that its clients hold, it could depress our share price.

Risks Related to Our Business and Industry

Please see “Item 1A—Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and “Item 1A—Risk Factors” contained in our subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, which are incorporated by reference herein, for risk factors related to our business and industry.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference in the prospectus contain statements that are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), concerning our operations, economic performance and financial condition. These forward-looking statements include information concerning future production and reserves, schedules, plans, timing of development, contributions from oil and natural gas properties, marketing and midstream activities, and also include those statements accompanied by or that otherwise include the words “may,” “could,” “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “predicts,” “target,” “goal,” “plans,” “objective,” “potential,” “should,” or similar expressions or variations on such expressions that convey the uncertainty of future events or outcomes. For such statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current expectations and assumptions about future events. These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. These forward-looking statements speak only as of the date of this report, or if earlier, as of the date they were made; we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

These forward-looking statements involve risk and uncertainties. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following:

•	failure to satisfy our short- or long-term liquidity needs, including our inability to generate sufficient cash flow from operations or to obtain adequate financing to fund our capital expenditures and meet working capital needs and our ability to continue as a going concern;

•	the market prices of oil and natural gas;

•	financial market conditions and availability of capital;

•	planned capital expenditures;

•	future drilling activity;

•	our financial condition;

•	future cash flows, credit availability and borrowings;

•	sources of funding for exploration and development;

•	uncertainties about the estimated quantities of our oil and natural gas reserves;

•	production;

•	hedging arrangements;

•	litigation matters;

•	pursuit of potential future acquisition opportunities;

•	general economic conditions, either nationally or in the jurisdictions in which we are doing business;

•	legislative or regulatory changes, including retroactive royalty or production tax regimes, hydraulic-fracturing regulation, drilling and permitting regulations, derivatives reform, changes in state and federal corporate taxes, environmental regulation, environmental risks and liability under federal, state and foreign laws, and local environmental laws and regulations;

•	the creditworthiness of our financial counterparties and operation partners;

•	the securities, capital or credit markets; and

•	other factors discussed below and elsewhere in this Registration Statement on Form S-1 and in our other public filings, press releases and discussions with our management.

For additional information regarding known material factors that could cause our actual results to differ from projected results please read the rest of this report and Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and Part II, “Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the periods ending March 31, 2016, June 30, 2016 and September 30, 2016.

USE OF PROCEEDS

The selling security holders will receive all of the net proceeds from the sale of common stock. We will not receive any of the proceeds from the sale of the common stock by the selling security holders.

MARKET PRICE OF OUR COMMON STOCK

Our new common stock is quoted on the OTC Markets under the symbol “GDPP” and has been trading since December 8, 2016. No prior established public trading market existed for our new common stock prior to this date. The following table sets forth the per share range of high and low bid information for our common stock as reported on the OTC Markets for the periods presented.

	High	Low
Quarter Ended:
December 31, 2016	$15.00	$10.05
March 31, 2017 (through January 9, 2017)	$13.25	$12.50

On January 9, 2017, the last sale price of our common stock as reported on the OTC Markets was $13.25 per share. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

As of January 3, 2017, we had approximately six holders of record of our common stock, based on information provided by our transfer agent.

DIVIDEND POLICY

We do not anticipate that cash dividends or other distributions will be paid with respect to our common stock in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which we are, or may be, a party, may limit our ability to pay dividends or for us to receive dividends from our operating companies, any of which may negatively impact the trading price of our common stock.

While we have no current plans to pay dividends on our common stock, we will continue to evaluate the cash generated by our business and we may decide to pay a dividend in the future. Any future determinations relating to our dividend policies and the declaration, amount and payment of any future dividends on our common stock will be at the sole discretion of the Board and, if we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time. The Board may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our Subsidiary to us, and such other factors as the Board may deem relevant.

In addition, under Delaware law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Delaware statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, our capital, computed in accordance with the relevant Delaware statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency has been repaired.

SELLING SECURITY HOLDERS

This prospectus covers the offering for resale from time to time, in one or more offerings, of 4,469,465 shares of common stock owned by the selling security holders.

This common stock was obtained by the selling security holders named below pursuant to the Plan.

The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the common stock owned by it, but makes no representation that any of the common stock will be offered for sale.

The table below presents information regarding the selling security holders and the common stock that the selling security holders may offer and sell from time to time under this prospectus.

The following table sets forth:

•	the name of the selling security holders;

•	the number of shares of common stock beneficially owned by the selling security holders prior to the sale of the common stock covered by this prospectus;

•	the number of shares of common stock that may be offered by the selling security holders pursuant to this prospectus;

•	the number of shares of common stock beneficially owned by the selling security holders following the sale of any common stock covered by this prospectus; and

•	the percentage of common stock owned by the selling security holders following the sale of any common stock covered by this prospectus.

All information with respect to common stock ownership of the selling security holders has been furnished by or on behalf of the selling security holders and is as of December 6, 2016. We believe, based on information supplied by the selling security holders, that except as may otherwise be indicated in the footnotes to the table below, the selling security holders have sole voting and dispositive power with respect to the common stock reported as beneficially owned by them. Because the selling security holders identified in the table may sell some or all of the common stock owned by them which is included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the common stock, no estimate can be given as to the number of common stock available for resale hereby that will be held by the selling security holders upon termination of this offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock it holds in transactions exempt from the registration requirements of the Securities Act after the date on which the selling security holders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling security holders will sell all of the common stock beneficially owned by them that is covered by this prospectus, but will not sell any other shares of our common stock that they may presently own. The percent of beneficial ownership for the selling security holders is based on 9,108,826 shares of our common stock outstanding as of January 9, 2017, (including 544,839 shares of our common stock issued under the Management Incentive Plan that are currently restricted), 2,499,999 shares of our common stock reserved for issuance upon the exercise of outstanding warrants at an exercise price of $0.01 per share, and 1,875,000 shares of our common stock reserved for issuance upon the conversion of our Convertible Second Lien Notes.

Name of Selling Stockholder(1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Total Number of Shares of Common Stock Being Registered	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Common Stock Beneficially Owned After Offering
Franklin Universal Trust(2)	19,740	19,740	0	—%
FHIT-Franklin High Income Fund(2)	1,971,594	1,069,250	902,344	6.7%

Name of Selling Stockholder(1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Total Number of Shares of Common Stock Being Registered	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Common Stock Beneficially Owned After Offering
FCF-Franklin Income Fund(2)	2,303,000	2,303,000	0	—%
FTIF-Franklin High Yield Fund(2)	575,750	575,750	0	—%
Franklin High Income Fund(2)	3,290	3,290	0	—%
FTVIPT-Franklin High Income VIP Fund(2)	9,233	9,233	0	—%
FTIF-Templeton Global High Yield Fund(2)	16,450	16,450	0	—%
Franklin Institutional Global High Yield(2)	1,645	1,645	0	—%
FT Opportunistic Distressed Fund, Ltd. (2)	77,718	23,030	54,688	*
Franklin Templeton SinoAm Global High Yield Bond Fund(2)	197,400	197,400	0	—%
FTIF-Franklin Global High Income Bond Fund(2)	11,515	11,515	0	—%
FTIF-Franklin Global Corporate High Yield Fund(2)	3,290	3,290	0	—%
Certain funds and accounts managed by Franklin Advisers, Inc.(2)	203,980	203,980	0	—%
AZL Pyramis Total Bond Fund(3)	31,892	31,892	0	—%

*	Less than 1%.
(1)	The number of shares of common stock shown in the table above assumes conversion of the warrants and notes, and includes common stock that would be held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)	Franklin is an indirect wholly owned subsidiary of Franklin Resources, Inc. (“FRI”), which is the beneficial owner of these shares for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and other accounts. When an investment management contract (including a sub-advisory agreement) delegates to Franklin investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats Franklin as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, Franklin reports for purposes of section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. The address of Franklin is One Franklin Parkway, San Mateo, CA 94403-1906. Franklin disclaims beneficial ownership of the shares.
(3)	AZL Pyramis Total Bond Fund is a series of the Allianz Variable Insurance Products Trust. FIAM LLC is the beneficial owner of these shares for purposes of Rule 13d-3 under the Exchange Act in its capacity as an investment adviser with the power to vote, or to direct the voting of, and dispose, or to direct the disposition of, such shares. The address of FIAM LLC is 900 Salem Street, Smithfield, RI 02917.

The selling security holders are not directors, officers or employees of ours or an affiliate of such person. Pursuant to the Plan, however, the Company agreed to: (i) permit Franklin to appoint three (3) nominees to the Board. Following the expiration of the initial term of the directors appointed by Franklin and for so long as Franklin shall beneficially own greater than 10% of the total outstanding common stock of the Company, Franklin shall be entitled to designate three (3) nominees to serve on the Board, with it being understood that Franklin shall permanently, despite any later increase in its common stock ownership, no longer be entitled to designate any director nominees at such time as Franklin beneficially owns 10% or less of the total outstanding common stock of the Company and (ii) permit the holders of a majority of the then outstanding warrants issued by the Company to the Convertible Second Lien Note purchasers, following the expiration of the initial term of the Class I Directors and until the later to occur of (i) March 30, 2020 and (ii) the date of the annual meeting of stockholders in the year 2020, to designate two nominees to serve as the Class I Directors of the Board.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of our capital stock that we may offer, in the case of our common stock, under this prospectus. It may not contain all the information that is important to you. For the complete terms of our common stock and preferred stock, please refer to our Certificate of Incorporation and our Bylaws, which are incorporated by reference into the registration statement which includes this prospectus. The Delaware General Corporation Law (“DGCL”) may also affect the terms of these securities.

Authorized Capital Stock

Our authorized capital stock consists of

•	75,000,000 shares of common stock, $0.01 par value per share; and

•	10,000,000 shares of preferred stock, $1.00 par value per share (“Preferred Stock”).

Common Stock

On January 9, 2017, 9,108,826 shares of our common stock were issued and outstanding, including 544,839 shares of our common stock issued under the Management Incentive Plan that are currently restricted. All outstanding shares of our common stock are fully paid and nonassessable.

In addition, on January 9, 2017 (a) 2,499,999 shares of our common stock are reserved for issuance upon the exercise of outstanding warrants at an exercise price of $0.01 per share, (b) 1,250,000 shares of our common stock are reserved for issuance upon the exercise of outstanding UCC Warrants and (c) 1,875,000 shares of our common stock are reserved for issuance upon the conversion of our Convertible Second Lien Notes.

Dividends. Subject to preferential dividend rights of any other class or series of stock, the holders of shares of our common stock are entitled to receive dividends, including dividends of our stock, if, as and when declared by the Board, subject to any limitations applicable by law and to the rights of the holders, if any, of our Preferred Stock.

Liquidation. In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities and pay or set aside for payment any preferential amount due to the holders of any other class or series of stock, each holder of our common stock will be entitled to share ratably in any or all assets that remain to be paid or distributed.

Voting Rights. Subject to any special voting rights of any series of preferred stock, for all matters submitted to a vote of stockholders, each holder of our common stock is entitled to one vote for each share registered in the holder’s name; provided, however, that except as otherwise required by law, each holder of our common stock is not entitled to vote on any amendment to the Certificate of Incorporation (including any certificates of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of such affected series of preferred stock are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificates of designation relating to any series of preferred stock). Holders of our common stock vote together as a single class. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a majority of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.

Preemptive Rights. Any issuance of common stock, or other capital stock, and rights, convertible securities, options or warrants to purchase common stock or other capital stock issued subsequent to the Effective Date

(“New Securities”) by the Company or any of its subsidiaries, other than an issuance of Exempt Securities (as defined below), shall be subject to a preemptive right, granted by the Company to each stockholder that, together with its affiliates, holds of record at least 10% of the common stock then outstanding (each, a “Qualified Shareholder”), the right to purchase a pro rata share of any and all issuances, sales or distributions of New Securities proposed to be made by the Company or any of its subsidiaries, subject to certain requirements.

Notwithstanding the foregoing, Qualified Shareholders shall not have the right to participate in the issuance of any New Securities which are otherwise authorized to be issued in accordance with the Certificate of Incorporation (i) if such New Securities were issued as consideration in any merger, consolidation or combination with or acquisition of securities or assets of another person in exchange for New Securities, (ii) if made upon conversion or exercise of any rights, convertible securities, options or warrants to purchase common stock or other capital stock of the Company, (iii) if made by any subsidiary of the Company to the Company or any of its direct or indirect wholly owned subsidiaries, (iv) if made as securities which are the subject of an effective registration statement, (v) if made to directors, officers, employees or consultants as compensation pursuant to any employee incentive plans or (vi) if such New Securities were issued in connection with the Plan (the New Securities described in the foregoing clauses (i) through (vi), “Exempt Securities”).

Limitation on Voting. Notwithstanding anything contained in the Certificate of Incorporation to the contrary, J.P. Morgan Securities LLC (“JPMS”) and its affiliates, collectively, shall not be entitled to vote, directly or indirectly, equity securities of the Company representing, in aggregate, greater than 4.99% of the total combined voting power of any class of equity securities of the Company entitled to vote on any matter (any equity securities held by JPMS and its affiliates, collectively, in excess of such 4.99% limitation, the “Excess Voting Stock”). For the avoidance of doubt, if JPMS or any of its affiliates shall transfer any Excess Voting Stock to any other person that is not an affiliate of JPMS, the limitation set forth above shall no longer apply to such Excess Voting Stock. Excess Voting Stock may only be transferred by JPMS or any of its affiliates: (i) among or between JPMS and its affiliates; (ii) in a widespread public distribution; (iii) in transfers in which no transferee (or group of associated transferees) would receive from JPMS and its affiliates in such sale or transfer two percent (2%) or more of any class of voting securities of the Company, which for the avoidance of doubt, does not include the amount of securities already owned by such transferee (together with its affiliates or group of associated transferees) prior to such transfer; (iv) to an underwriter for the purpose of conducting a widespread public distribution of the voting securities of the Company; (v) to the Company; or (vi) to a transferee that would control more than fifty percent (50%) of the voting securities of the Company without any transfer of Excess Voting Stock from JPMS or its affiliates.

Other Rights and Restrictions. Subject to the preferential rights of any other class or series of stock, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Furthermore, holders of our common stock have no conversion, or sinking fund or redemption rights. Our Certificate of Incorporation and Bylaws do not restrict the ability of a holder of our common stock to transfer the holder’s shares of our common stock.

The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of our outstanding Preferred Stock and of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Under our Certificate of Incorporation, the Board has the authority, subject to any limitations prescribed by law and without further stockholder approval, to issue from time to time up to 10,000,000 shares of Preferred Stock.

The Preferred Stock is issuable in one or more series, each with such powers, voting powers, designations, preferences, rights, qualifications, limitations and restrictions as the Board, or any committee of the Board to which such responsibility is specifically and lawfully delegated, may determine in resolutions providing for their issuance.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including loss of voting control to others.

As of January 9, 2017, we had no outstanding shares of Preferred Stock.

Pursuant to our Certificate of Incorporation we are authorized to issue “blank check” preferred stock, which may be issued from time to time in one or more series upon authorization by the Board. The Board, or any committee of the Board to which such responsibility is specifically and lawfully delegated, without further approval of the stockholders, is authorized to fix the dividend rights and terms, voting rights, conversion rights, redemption rights and terms, sinking fund provisions, liquidation preferences, restrictions upon the creation of indebtedness or issuance of additional preferred stock, and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power or rights of the holders of our common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium or otherwise adversely affect the market price of the common stock.

Nonvoting Equity Securities. Notwithstanding anything contained in our Certificate of Incorporation to the contrary, we will not issue nonvoting equity securities to the extent prohibited by Section 1123 of the Bankruptcy Code, 11 U.S.C. § 1123 (“Section 1123”), and we will provide, as to any classes of securities possessing voting power, an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends; provided, however, that this prohibition (i) will have no effect beyond that required by Section 1123, (ii) will have effect, if any, only for so long as such Section 1123 is in effect and applicable to us and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

The summaries above of selected provisions of our common stock and preferred stock are qualified entirely by the provisions of our Certificate of Incorporation, our Bylaws, and our debt agreements, all of which are included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read our Certificate of Incorporation, our Bylaws, and our debt agreements. To the extent that any particular provision described in a prospectus supplement differs from any of the provisions described in this prospectus, then the provisions described in this prospectus will be deemed to have been superseded by that prospectus supplement.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

Section 203 of the DGCL prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. The term “business combination” is broadly defined to include a broad array of transactions, including mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation or all of the outstanding stock of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

Our Certificate of Incorporation and Our Bylaws

Provisions of our Certificate of Incorporation and our Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our Certificate of Incorporation and Bylaws:

•	provide for the division of the Board into three classes, each class consisting as nearly as possible of one-third of the whole. The term of office of one class of directors expires each year; with each class of directors elected for a term of three years and until the stockholders elect their qualified successors; provided, however, that:

•	following the expiration of the initial term of the Class I Directors and until the later to occur of (i) March 30, 2020 and (ii) the date of the annual meeting of stockholders in the year 2020 (the “Warrant Holder Designation Period”), the holders of a majority of the then outstanding warrants issued to the New 2L Note Purchasers (as defined in the Plan) will be entitled to designate nominees to serve as the Class I directors to the Board (the “Warrant Holder Selected Directors”); and

•	following the expiration of the initial term of the Class II Directors and for so long as Franklin shall beneficially own greater than 10% of the total outstanding common stock of the Company

(the “Franklin Designation Period”), Franklin shall be entitled to designate three nominees to serve as the Class II Directors to the Board, with it being understood that Franklin shall permanently, despite any later increase in its common stock ownership, no longer be entitled to designate any director nominees at such time as Franklin beneficially owns 10% or less of the total outstanding common stock of the Company.

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock or certain board designation rights, be filled by a majority of directors then in office, even if less than a quorum, or by the sole remaining director; provided, however that:

•	if the number of Class I Directors is increased during the Warrant Holder Designation Period, the Company and the Board of Directors shall cause any vacancy created by such increase to be filled by an additional director designated in writing by the holders of a majority of the then outstanding warrants; and

•	if the number of Class II Directors is increased during the Franklin Designation Period, the Company and the Board shall cause any vacancy created by such increase to be filled by an additional director designated in writing by Franklin.

•	provide that our Bylaws may be amended by the affirmative vote of the holders of at least 66 2/3% of our then outstanding voting stock;

•	provide that directors may be removed be removed from office by 66 2/3% of our then outstanding voting stock; provided, however, that during the Warrant Holder Designation Period, a Warrant Holder Selected Director may be removed only for cause by the holders of at least 66 2/3% of the shares then entitled to vote at an election of directors;

•	provide that special meetings of our stockholders may only be called by our Chairman of the Board, Vice Chairman, Chief Executive Officer or by a majority of the directors then in office;

•	authorize the Board to adopt resolutions providing for the issuance of undesignated preferred stock. This ability makes it possible for the Board to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us;

•	provide that the authorized number of directors may be changed only by the Board;

•	establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, for a proposal to be timely submitted for consideration at an annual meeting, notice must be delivered to our secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Generally, for a proposal to be timely submitted for consideration at a special meeting at which directors are to be elected, notice must be delivered to our secretary not earlier than the date on which public announcement of the date of such meeting is first made by the Company and not later than the close of business on the 15th day following the date of first public announcement. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting; and

•	provide that our Bylaws may be amended by the Board.

Limitations of Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our Certificate of Incorporation also provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our Certificate of Incorporation also permits us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in Certificate of Incorporation and the indemnification agreements facilitates our ability to continue to attract and retain qualified individuals to serve as directors and officers.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our common stock is quoted on the OTC Markets under the symbol “GDPP.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below), that holds our common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date of this filing, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entity all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States;

•	real estate investment trusts or regulated investment companies; and

•	persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions

We do not expect to pay any distributions on our common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—Additional Withholding Requirements under FATCA,” and with respect to effectively connected dividends, any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a non-U.S. corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Common Stock

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, provided that our common stock is treated as regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and withholding tax at the applicable rate generally would apply to the gross proceeds from such disposition. We cannot assure you that our common stock will be treated as regularly traded on an established securities market.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock and on the gross proceeds from a disposition of our common stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

PLAN OF DISTRIBUTION

We are registering an aggregate of 4,469,465 shares of common stock. Our registered common stock will trade on the OTC Markets under the symbol “GDPP.”

The common stock being registered is currently owned by the selling security holders. The selling security holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling security holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and its affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling security holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

LEGAL MATTERS

The validity of our common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Goodrich Petroleum Corporation and subsidiary appearing in Goodrich Petroleum Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of Goodrich Petroleum Corporation and subsidiary’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Estimates of the oil and gas reserves of the Company and related future net cash flows and the present values thereof incorporated by reference in this prospectus were based upon reserve reports prepared by Netherland, Sewell & Associates, Inc. as of December 31, 2015, and Ryder Scott Company as of December 31, 2015. We have incorporated these estimates in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of these materials may be obtained, upon payment of a duplicating fee, from the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We also make available free of charge on our internet website at www.goodrichpetroleum.com our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus.

If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. We incorporate by reference the documents listed below.

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 30, 2016, and Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2015, filed on April 29, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	our current reports on Form 8-K filed with the SEC on December 22, 2016, November 14, 2016, October 17, 2016, October 14, 2016, October 3, 2016, July 29, 2016, May 26, 2016, April 15, 2016, April 11, 2016, April 6, 2016, April 1, 2016, April 1, 2016, March 17, 2016, March 16, 2016, March 8, 2016, March 3, 2016, February 25, 2016, February 5, 2016, January 26, 2016, January 25, 2016 and January 14, 2016; and

•	the description of our common stock contained in our Registration Statement on Form S-8, filed on October 12, 2016 including any amendments or reports filed for the purpose of updating the description.

We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any or all of these filings at no cost, by writing or calling us at:

Goodrich Petroleum Corporation

Attention: Corporate Secretary

801 Louisiana, Suite 700

Houston, Texas 77002

(713) 780-9494

Copies of certain information filed by us with the SEC, including our Annual Report and Quarterly Reports, are also available on our website at www.goodrichpetroleum.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

GOODRICH PETROLEUM

CORPORATION

4,469,465 SHARES OF COMMON STOCK

Prospectus

                         , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the SEC registration fee.

SEC registration fee	$6,734.14
Financial printer fees and expenses	25,000.00
Legal fees and expenses	50,000.00
Accounting fees and expenses	80,000.00

Total	$161,734.14

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

The Certificate of Incorporation also contains indemnification rights for the directors and officers. Specifically, the Certificate of Incorporation provides for the indemnity of the officers and directors to the fullest extent authorized by the DGCL.

In addition, the DGCL permits the Company and its subsidiaries to purchase and maintain insurance on behalf of any person who is a director or officer for acts committed in their capacities as such directors or officers. The Company currently maintains such liability insurance.

The general effect of the foregoing is to provide indemnification to officers and directors for liabilities that may arise by reason of their status as officers or directors, other than liabilities arising from willful or intentional misconduct, acts or omissions not in good faith, unlawful distributions of corporate assets or transactions from which the officer or director derived an improper personal benefit.

Item 15.	Recent Sales of Unregistered Securities.

8.00% Second Lien Senior Secured Notes due 2018 and Warrants

On March 12, 2015, the Company completed a previously announced private offering pursuant to a certain purchase agreement with Franklin. Pursuant to the purchase agreement, the Company issued and sold to the Purchaser 100,000 Units (the “2018 Units”), each consisting of $1,000 aggregate principal amount at maturity of the Company’s 8.00% Second Lien Senior Secured Notes due 2018 (the “8.0% 2018 Notes”) and one warrant to purchase 48.84 shares of the Company’s common stock par value $0.20 per share. The Company received proceeds, before offering expenses payable by the Company, of $100 million from the sale of the 2018 Units.

The offer and sale of the warrants were made in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act as provided in Rule 506(b) of Regulation D promulgated thereunder. The offering of the warrants was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by any investor in connection with the offering.

5.00% Convertible Exchange Senior Notes due 2032 (September 2015)

On September 2, 2015, the Company entered into separate, privately negotiated exchange agreements under which it retired, effective September 8, 2015, $55,000,000 in aggregate original principal amount of its outstanding 5.00% Convertible Senior Notes due 2032 (the “2032 Notes”) in exchange for its issuance of a new series of 5.00% Convertible Exchange Senior Notes due 2032 (the “2032 Exchange Notes”) in an aggregate original principal amount of $27,496,000 and $4,000 of cash. Following the exchange transactions, there will be a total of $111.3 million aggregate original principal amount of 2032 Notes remaining outstanding, with terms unchanged by the exchange transactions, and approximately $27.5 million in aggregate original principal amount of 2032 Exchange Notes outstanding.

The Company offered the 2032 Exchange Notes to certain holders of the 2032 Notes in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The offer and sale of the 2032 Exchange Notes to certain holders of the 2032 Notes did not involve a public offering, the solicitation of offers for the 2032 Exchange Notes was not done by any form of general solicitation or general advertising, and offers for the 2032 Exchange Notes were only solicited from persons believed to be “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

8.875% Second Lien Senior Secured Notes due 2018 and Warrants

On October 1, 2015, the Company completed its previously announced exchange transaction with Franklin under which it retired $76.5 million in aggregate original principal amount of its outstanding 8.875% Senior Notes due 2019 (the “2019 Notes”) in exchange for 38,250 units (the “2019 Units”), each consisting of $1,000 aggregate principal amount of the Company’s 8.875% Second Lien Senior Secured Notes due 2018 (the “8.875% 2018 Notes”) and one warrant to purchase approximately 156.9 shares of the Company’s common stock, par value $0.20 per share.

Further, on October 1, 2015, the Company completed its separate, privately negotiated exchange transactions with certain note holders under which it retired approximately $81.7 million in aggregate original principal amount of the 2019 Notes in exchange for its issuance of 8.875% 2018 Notes in an aggregate original principal amount of approximately $36.8 million.

The warrants and shares of common stock issuable upon exercise of the warrants were issued in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

5.00% Convertible Exchange Senior Notes due 2032 (October 2015)

On October 14, 2015, the Company completed its previously announced exchange transaction under which it retired approximately $17.1 million in aggregate original principal amount of its outstanding 5.00% Convertible Senior Notes due 2032 (the “2032 Notes”) in exchange for its issuance of additional 5.00% Convertible Exchange Senior Notes due 2032 (the “2032 Exchange Notes”) in an aggregate original principal amount of approximately $8.5 million.

Following the exchange transactions, there were a total of approximately $94.2 million aggregate original principal amount of 2032 Notes remaining outstanding, with terms unchanged by the exchange transactions, and approximately $36 million in aggregate original principal amount of 2032 Exchange Notes outstanding.

The Company sold the 2032 Exchange Notes to certain holders of the 2032 Notes in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The offer and sale of the 2032 Exchange Notes to certain holders of the 2032 Notes did not involve a public offering, the solicitation of offers for the 2032 Exchange Notes was not done by any form of general solicitation or general advertising, and offers for the 2032 Exchange Notes were only solicited from persons believed to be “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

10.00% Series E Cumulative Convertible Preferred Stock

On December 18, 2015, the Company closed previously announced offers to exchange (i) any and all of the shares of the Company’s outstanding 5.375% Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”), (ii) up to 2,390,000 depositary shares of the Company’s outstanding 10.00% Series C Cumulative Preferred Stock (the “Series C Preferred Stock”) and (iii) up to 2,390,000 depositary shares of the Company’s outstanding 9.75% Series D Cumulative Preferred Stock (the “Series D Preferred Stock” and, together with the Series B Preferred Stock and the Series C Preferred Stock, the “Existing Preferred Stock”) for

newly issued depositary shares each representing a 1/1000th ownership interest in a share of the Company’s 10.00% Series E Cumulative Convertible Preferred Stock (the “Series E Preferred Stock”).

In exchange for each share of Existing Preferred Stock properly tendered (and not validly withdrawn) and accepted by the Company, participating holders of (i) Series B Preferred Stock received 1.20 depositary shares of Series E Preferred Stock per share of Series B Preferred Stock, (ii) Series C Preferred Stock received one depositary share of Series E Preferred Stock per depositary share of Series C Preferred Stock and (iii) Series D Preferred Stock received one depositary share of Series E Preferred Stock per depositary share of Series D Preferred Stock.

Pursuant to the exchange offers, 758,434 shares of Series B Preferred Stock, 1,274,932 depositary shares of Series C Preferred Stock and 1,463,759 depositary shares of Series D Preferred Stock were validly tendered and accepted for exchange by the Company. In aggregate consideration for the accepted Existing Preferred Stock, the Company issued 3,648,803 depositary shares of Series E Preferred Stock to the tendering holders, based upon the particular series and number of shares of Existing Preferred Stock such holders validly tendered and did not withdraw in the Exchange Offers.

The issuance of Series E Preferred Stock in the exchange offers was exempt from registration under the Securities Act, pursuant to the provisions of Section 3(a)(9) thereof as securities exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

New Common Stock, UCC Warrants and 2L Warrants

On October 12, 2016, all existing shares of old common stock of the Company were cancelled pursuant to the Plan, and the Company issued (i) 5,757,500 shares of common stock, pro rata, to the Company’s former Second Lien Noteholders, (ii) 117,500 shares of common stock, pro rata, to the Company’s former unsecured noteholders and former holders of general unsecured claims, (iii) 1,250,000 UCC Warrants, pro rata, to the Company’s former unsecured noteholders and holders of general unsecured claims and (vi) 2,499,999 2L Warrants, pro rata, to the purchasers of Convertible Second Lien Notes.

The Confirmation Order and Plan provide for the exemption of the offer and sale of the shares of common stock of the Company, the UCC Warrants and the 2L Warrants (including shares of common stock issuable upon the exercise thereof) from the registration requirements of the Securities Act pursuant to Section 1145(a)(1) of the Bankruptcy Code. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under the Plan from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied.

Private Placement of Common Stock

On December 19, 2016, the Company entered into a Common Stock Subscription Agreement (the “Subscription Agreement”) with each of the purchasers listed on Schedule A thereto (the “Purchasers”) pursuant to which the Purchasers agreed to purchase 2,272,727 shares of the Company’s common stock (the “Shares”), at a price of $11.00 per share (the “Private Placement”). The issuance of the Shares pursuant to the Subscription Agreement was made in reliance upon an exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933. The Private Placement resulted in approximately $25 million of gross proceeds and approximately $23.5 million of net proceeds (after deducting placement agent commissions and the Company’s estimated expenses).

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b)	Financial Statement Schedules.

None.

Item 17.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on January 10, 2017.

GOODRICH PETROLEUM CORPORATION

By:	/s/ Walter G. Goodrich
Name: Title:	Walter G. Goodrich Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on January 10, 2017.

Signature	Title

/s/ Walter G. Goodrich Walter G. Goodrich	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Robert T. Barker Robert T. Barker	Vice President, Controller and Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Ronald F. Coleman	Director

* Eugene I. Davis	Director

* K. Adam Leight	Director

* Timothy D. Leuliette	Director

* Thomas M. Souers	Director

*By:	/s/ Michael J. Killelea
Michael J. Killelea, as
Attorney-in-fact

EXHIBIT INDEX

2.1	First Amended Joint Chapter 11 Plan of Reorganization of Goodrich Petroleum Corporation and its subsidiary, Goodrich Petroleum Company L.L.C., dated August 12, 2016 (Incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K (File No. 001-12719) filed on October 3, 2016).

3.1	Second Amended and Restated Certificate of Incorporation of Goodrich Petroleum Corporation, dated October 12, 2016 (Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-8 (File No. 333-214080) filed on October 12, 2016).

3.2	Second Amended and Restated Bylaws of Goodrich Petroleum Corporation, dated October 12, 2016 (Incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-8 (File No. 333-214080) filed on October 12, 2016).

4.1	Indenture, dated as of October 12, 2016, by and between Goodrich Petroleum Corporation, Goodrich Petroleum, L.L.C., as the Subsidiary Guarantor, and Wilmington Trust, National Association, as trustee and collateral agent, relating to the 13.50% Convertible Second Lien Senior Secured Notes due 2019 (Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K (File No. 001-12719) filed on October 14, 2016).

4.2	Warrant Agreement, dated as of October 12, 2016, by and between Goodrich Petroleum Corporation and American Stock Transfer & Trust Company, LLC, relating to the 2L Fee Warrants (Incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K (File No. 001-12719) filed on October 14, 2016).

4.3	Warrant Agreement, dated as of October 12, 2016, by and between Goodrich Petroleum Corporation and American Stock Transfer & Trust Company, LLC, relating to the UCC Warrants (Incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K (File No. 001-12719) filed on October 14, 2016).

4.4†	Goodrich Petroleum Corporation Management Incentive Plan (Incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-8 (File No. 333-214080) filed on October 12, 2016).

4.5†	Form of Grant of Restricted Stock (Incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement on Form S-8 (File No. 333-214080) filed on October 12, 2016).

4.6†	Form of Grant of Restricted Stock (Secondary Exit Award; UCC Warrant Exercise) (Incorporated by reference to Exhibit 4.5 of the Company’s Registration Statement on Form S-8 (File No. 333-214080) filed on October 12, 2016).

4.7†	Form of Grant of Restricted Stock (Secondary Exit Award; 2L Note Conversion) (Incorporated by reference to Exhibit 4.6 of the Company’s Registration Statement on Form S-8 (File No. 333-214080) filed on October 12, 2016).

5.1*	Legal Opinion of Vinson & Elkins L.L.P.

10.1	Exit Credit Agreement, dated as of October 12, 2016, among Goodrich Petroleum Corporation, as Parent Guarantor, Goodrich Petroleum Company, L.L.C., as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the Lenders party thereto (Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K (File No. 001-12719) filed on October 14, 2016).

10.2	Note Purchase Agreement, dated as of October 12, 2016, among Goodrich Petroleum Corporation, Goodrich Petroleum Company, L.L.C., as Subsidiary Guarantor and the Purchasers named therein (Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K (File No. 001-12719) filed on October 14, 2016).

10.3	Commitment Letter, dated July 25, 2016, among Goodrich Petroleum Corporation, Goodrich Petroleum Company, L.L.C., Shenkman Capital Management, Inc., CVC Capital Partners, J.P. Morgan Securities LLC and Franklin Advisers, Inc. (Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K (File No. 001-12719) filed on July 29, 2016).

10.4	Registration Rights Agreement, dated as of October 12, 2016, by and among Goodrich Petroleum Corporation and the Holders party thereto, relating to the 2L Fee Warrants (Incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K (File No. 001-12719) filed on October 14, 2016).

10.5	Registration Rights Agreement, dated as of October 12, 2016, by and among Goodrich Petroleum Corporation and the Holders party thereto (Incorporated by reference to Exhibit 10.7 of the Company’s Form 8-K (File No. 001-12719) filed on October 14, 2016).

10.6	Registration Rights Agreement, dated as of October 12, 2016, by and among Goodrich Petroleum Corporation and the Holders party thereto, relating to the Convertible Second Lien Notes (Incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K (File No. 001-12719) filed on October 14, 2016).

10.7	Common Stock Subscription Agreement, dated as of December 19, 2016, by and among the Company and the Purchasers named therein (Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K (File No. 001-12719) filed on December 22, 2016).

10.8	Registration Rights Agreement, dated as of December 22, 2016, by and among the Company and the Purchasers named therein (Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K (File No. 001-12719) filed on December 22, 2016).

16.1	Letter from Ernst & Young LLP to the Securities and Exchange Commission dated November 14, 2016 (Incorporated by reference to Exhibit 16.1 of the Company’s Form 8-K (File No. 001-12719) filed on November 14, 2016).

21.1	Subsidiary of the Registrant: Goodrich Petroleum Company L.L.C.—Organized in the State of Louisiana.

23.1*	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP.

23.2*	Consent of Ryder Scott Company, LP.

23.3*	Consent of Netherland, Sewell & Associates, Inc.

23.4	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1).

24.1**	Power of Attorney (included on the signature page).

99.1	Findings of Fact, Conclusions of Law and Order Confirming the First Amended Joint Chapter 11 Plan of Reorganization of Goodrich Petroleum Corporation and its subsidiary, Goodrich Petroleum Company, L.L.C. as entered by the Bankruptcy Court on September 28, 2016 (Incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K (File No. 001-12719) filed on October 3, 2016).

*	Filed herewith.
**	Previously filed.
†	Management compensatory plan or arrangement.